SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2008 (September 10, 2008)

AMERICAN MILLENNIUM CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10841	85-0273340
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
17301 West Colfax Avenue, Suite 230
Golden, CO 80401
(Address of principal executive offices)

303-279-2002
(Registrant’s Telephone Number)

110 North Rubey Drive, Suite 100A
Golden, CO 80803
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On September 10, 2008, the Board of Directors of American Millennium Corporation, Inc. (the “Company”) approved, effective as of August 1, 2008, a 7% increase to the base compensation of each of the officers of the Company: Stephen F. Watwood, Bruce R. Bacon and David E. Welch. As a result, the base compensation for Mr. Watwood, Mr. Bacon and Mr. Welch is currently $106,733, $112,350 and approximately $129,000, respectively. In addition, in recognition for these officers’ efforts in achieving profitability for the Company, the Board of Directors awarded each of Messrs. Watwood, Bacon and Welch a one-time $10,000 bonus, payable on or before October 14, 2008.

The Company expects to continue to make payments to officers for unpaid compensation for prior years. The total amount owed (and the expected monthly payment) are: Mr. Watwood - $84,700 ($1380 per month); Mr. Bacon - $36,800 ($778 per month); and Mr. Welch - $34,100 ($654 per month).

For the fiscal year ending July 31, 2009, the Board of Directors approved a year-end bonus for Messrs. Watwood, Bacon and Welch. Each officer shall receive a bonus of 3 1/3% of EBITDA if EBITDA equals or exceeds 8% of revenues and 4% of EBITDA if EBITDA equals or exceeds 10% of revenues. Payments of up to 75% of the estimated earned bonus may be paid quarterly if determined by Bruce R. Bacon, as the principal executive officer of the Company, to be appropriate, with a final payment due promptly after the end of the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2008	American Millennium Corporation, Inc.

	By:	/s/ Bruce R. Bacon
Bruce R. Bacon
Principal Executive Officer